AMENDED & RESTATED

                          EXPENSE LIMITATION AGREEMENT

                       THE NOTTINGHAM INVESTMENT TRUST II

     THIS AMENDED & RESTATED EXPENSE LIMITATION AGREEMENT ("Expense Limitation Agreement"), is dated this 21st day of July 2005 and shall be effective on July 21, 2005, is made by and between Brown Capital Management, Inc. (the "Advisor") and The Nottingham Investment Trust II (the "Trust"), on behalf of each series of the Trust set forth in Schedule A attached hereto (each a "Fund," and collectively, the "Funds"), and is amending and restating in its entirety that certain Amended and Restated Expense Limitation Agreement ("Original Expense Limitation Agreement') effective March 15, 1999 by and between the Advisor and the Trust, on behalf of each Fund. WHEREAS, the Trust is a Massachusetts business trust organized under the Amended and Restated Agreement and Declaration of Trust ("Declaration of Trust"), and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and each Fund is a series of the Trust; and

     WHEREAS, the Trust and the Advisor have entered into an Amended and Restated Investment Advisory Agreement dated March 15, 1999, as amended ("Advisory Agreement"), pursuant to which the Advisor provides investment advisory services to each Fund listed in Schedule A, which may be amended from time to time, for compensation based on the value of the average daily net assets of each such Fund; and

     WHEREAS, the Advisor has requested that the Original Expense Limitation Agreement be amended in order for the Advisor amend the recoupment period; and

     WHEREAS, the Trust and the Advisor have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund, and, therefore, have entered into this Expense Limitation Agreement, in order to maintain each Fund's expense ratios at the levels specified Schedule A attached hereto; and

     NOW THEREFORE, the parties hereto agree that the Expense Limitation Agreement provides as follows:

1.   Expense Limitation.

     1.1. Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to investment advisory fees of the Advisor (but excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Fund's business, and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940
Act) ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Advisor.

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     1.2.  Operating  Expense Limit. The maximum  Operating Expense Limit in any year with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund.

     1.3. Method of Computation. To determine the Advisor's liability with respect to the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of a Fund exceed the Operating Expense Limit of such Fund, the Advisor shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Advisor may also remit to the appropriate Fund or Funds an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

     1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Advisor to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

2.   Reimbursement of Fee Waivers and Expense Reimbursements.

     2.1. Reimbursement. If in any year during which the total assets of a Fund are greater than $20 million and in which the Advisory Agreement is still in effect, the estimated aggregate Fund Operating Expenses of such Fund for the fiscal year are less than the Operating Expense Limit for that year, subject to quarterly approval by the Trust's Board of Trustees as provided in Section 2.2 below, the Advisor shall be entitled to reimbursement by such Fund, in whole or in part as provided below, of the investment advisory fees waived or reduced and other payments remitted by the Advisor to such Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Advisor may be entitled (the "Reimbursement Amount") shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Advisor and all other payments remitted by the Advisor to the Fund, pursuant to Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by such Fund to the Advisor, pursuant to Sections 2.2 or 2.3 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

     2.2. Board Approval. No reimbursement shall be paid to the Advisor with respect to any Fund pursuant to this provision in any fiscal quarter, unless the Trust's Board of Trustees has determined that the payment of such reimbursement is in the best interests of such Fund and its shareholders. The Trust's Board of Trustees shall determine quarterly in advance whether any reimbursement may be paid to the Advisor with respect to any Fund in such quarter.

     2.3. Method of Computation. To determine each Fund's payments, if any, to reimburse the Advisor for the Reimbursement Amount, each month the Fund Operating Expenses of each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a Fund for any month are

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less than the  Operating  Expense Limit of such Fund,  such Fund,  only with the prior approval of the Trust's Board of Trustees, shall pay to the Advisor an amount sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Operating Expense Limit of that Fund, provided that such amount paid to the Advisor will in no event exceed the total Reimbursement Amount.

     2.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3.   Term and Termination of Agreement.

     This Agreement with respect to the Funds shall be effective for the remaining portion of the Trust's fiscal year to end March 31, 2006 and shall continue from year to year thereafter provided each such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees"). Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon ninety (90) days' prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust.

4.   Miscellaneous.

     4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     4.2. Interpretation. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

     4.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.


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


     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.



                                       THE NOTTINGHAM INVESTMENT TRUST II
                                       ON BEHALF OF EACH OF ITS SERIES LISTED IN
                                       SCHEDULE A

                                       By: /s/ Jack E. Brinson
                                           -------------------------------------




                                       BROWN CAPITAL MANAGEMENT, INC.


                                       By: /s/ Keith Lee
                                           -------------------------------------




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



                                   SCHEDULE A
                            OPERATING EXPENSE LIMITS


This Agreement relates to the following Funds of the Trust:

                                                              Maximum Operating
Name of Fund                                                    Expense Limit
------------                                                  ----------------
The Brown Capital Management Equity Fund                            1.20%
The Brown Capital Management Balanced Fund                          1.20%
The Brown Capital Management Small Company Fund                     1.50%
The Brown Capital Management International Equity Fund              2.00%




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